Exhibit 3.3

CERTIFICATE OF AMENDMENT

of

RESTATED CERTIFICATE OF INCORPORATION

Cabot Oil & Gas Corporation (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), hereby adopts this Certificate of Amendment (this “Certificate of Amendment”), which amends its Restated Certificate of Incorporation, as heretofore amended (the “Certificate of Incorporation”), as described below, and does hereby further certify that:

FIRST:                                                        The Board of Directors of the Corporation duly adopted a resolution proposing and declaring advisable the amendment to the Certificate of Incorporation described herein, and the Corporation’s stockholders duly adopted such amendment, all in accordance with the provisions of Section 242 of the DGCL.

SECOND:                                         The first sentence of Article IV of the Certificate of Incorporation is amended and restated to read in its entirety as follows:

The aggregate number of shares of all classes of stock which the Company shall have authority to issue is 965,000,000, divided into 5,000,000 shares of Preferred Stock, par value $.10 per share (“Preferred Stock”), and 960,000,000 shares of Common Stock, par value $.10 per share (the “Common Stock”).

IN WITNESS WHEREOF, this Certificate of Amendment has been executed by an authorized officer of the Corporation as of this 1st day of May, 2014.

CABOT OIL & GAS CORPORATION

By:	/s/ Deidre Shearer
	Name:	Deidre Shearer
	Title:	Corporate Secretary